EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2011 1st Quarter Results

Year Over Year Revenue Growth of 47%; Demand and Backlog Remain Strong

-- Revenues:	$7.2 million, up 47% from previous year
-- Gross profit:	$3.0 million, up 74% from previous year
-- Net income:	$501,000
-- Net income per share:	$.04 per share diluted

MINNEAPOLIS, Jan. 27, 2011 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD) today announced results for the first fiscal quarter of 2011 which ended December 31, 2010.

Revenue for the first quarter of fiscal 2011 was $7,247,000 in comparison to $4,943,000 for the comparable first quarter of fiscal 2010, an increase of 47%. Gross profit was $2,966,000 for the first quarter of fiscal year 2011 in comparison to $1,702,000 for the prior year first quarter, an increase of 74%. Gross margin for the first quarter of fiscal year 2011 was 40.9%, up 6.5% for the comparable quarter of fiscal 2010 and up nearly 2% from the quarter ending September 30, 2010. Net income was $501,000 for the quarter ended December 31, 2010, compared to a net loss of $160,000 for the quarter ended December 31, 2009.

Operating expenses were $2.5 million for the first quarter of fiscal year 2011, an increase of 30% from $1.9 million in the same quarter of fiscal year 2010. The Company continues to invest in revenue growth, with the hiring of field sales personnel along with product and market managers.

Orders in backlog as of December 31, 2010 totaled $2,388,000 in comparison to $755,000 as of December 31, 2009, an increase of $1,633,000, or 216%.

Comments on Operations

"Clearfield remains committed to continuous improvement. The significant gain in gross margin percentage is evidence of our strong partnership with our supplier community, the commitment of our production workforce, as well as the market's increasing acceptance of value-added solutions within Clearfield's product line," commented Cheri Beranek, president and CEO of Clearfield.

"Much attention has been given to the FTTp construction projects associated with the American Recovery and Reinvestment Act. That money has begun to flow into our clients and target markets and is having a positive effect," said Beranek. "Moreover, the market is expanding beyond the stimulus program. Of the nearly 4,000 applications for government grants, only slightly more than 500 were funded as the grant process was concluded. Our research indicates that nearly 60% of those sites who were denied funding will move forward with their projects without government assistance, albeit in a scaled down fashion."

"Looking ahead, we are aggressively marketing our broadening suite of access network connectivity solutions to our target markets while continuing to invest in the development of new products that will reduce the cost of broadband deployment," concluded Beranek.

About Clearfield, Inc

Clearfield, Inc. designs and manufactures the FieldSmart™ Fiber Management Platform, which includes its latest generation FieldSmart Fiber Crossover Distribution System (FxDS), FieldSmart Fiber Scalability Center (FSC) and FieldSmart Fiber Delivery Point (FDP) series. The FxDS, FSC and FDP product lines support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components. Clearfield provides a complete line of fiber and copper assemblies for inside plant, outside plant and access networks. Clearfield is a public company, traded on Nasdaq: CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers; limited experience in manufacturing, reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2010 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update such statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	December 31,
	2010	2009

Revenues	$ 7,246,669	$ 4,942,667

Cost of sales	4,280,716	3,240,959

Gross profit	2,965,953	1,701,708

Operating expenses
Selling, general and administrative	2,459,319	1,889,615

Income (loss) from operations	506,634	(187,907)

Other income (expense)
Interest income	29,508	38,056
Interest expense	--	(584)
Other income	500	14,515
	30,008	51,987
Income before income taxes	536,642	(135,920)

Income tax expense	35,484	23,761

Net income (loss)	$ 501,158	$ (159,681)

Net income (loss)per share:
Basic	$.04	($.01)
Diluted	$.04	($.01)

Weighted average shares outstanding:
Basic	12,019,289	11,977,266
Diluted	12,629,943	11,977,266

CLEARFIELD, INC.
BALANCE SHEETS
UNAUDITED
	December 31, 2010	September 30, 2010
Assets
Current Assets
Cash and cash equivalents	$ 6,971,695	$ 5,285,719
Short-term investments	2,166,000	1,764,868
Accounts receivable, net	2,319,334	3,244,379
Inventories	1,605,255	1,512,306
Other current assets	126,034	129,079
Total current assets	13,188,318	11,936,351

Property, plant and equipment, net	1,215,634	1,273,107

Other Assets
Long-term investments	2,800,163	3,236,163
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	2,124,257	2,145,362
Other	199,467	199,467
Total other assets	7,694,398	8,151,503
Total Assets	$ 22,098,350	$ 21,360,961

Liabilities and Shareholders' Equity
Total current liabilities	2,169,734	2,036,309
Deferred rent	74,852	78,585
Total Liabilities	2,244,586	2,114,894

Shareholders' Equity
Common stock	120,402	120,153
Additional paid-in capital	52,695,324	52,589,034
Accumulated deficit	(32,961,962)	(33,463,120)
Total shareholders' equity	19,853,764	19,246,067
Total Liabilities and Shareholders' Equity	$ 22,098,350	$ 21,360,961
CONTACT:  Cheryl P. Beranek
          Chief Executive Officer and President
          Investor-relations@clfd.net
          763-476-6866